                                                 [EXECUTION COPY]



                        U.S. $10,000,000


                        CREDIT AGREEMENT,



                  dated as of December 8, 1994,



                              among



                          WARNACO INC.,

                        as the Borrower,



            CERTAIN COMMERCIAL LENDING INSTITUTIONS,

                         as the Lenders,



                               and


                    THE BANK OF NOVA SCOTIA,

                  as the Agent for the Lenders.
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                        TABLE OF CONTENTS

                                                             PAGE


                            ARTICLE I

                DEFINITIONS AND ACCOUNTING TERMS

 1.1.        Defined Terms . . . . . . . . . . . . . . . . . .  1
 1.2.        Use of Defined Terms. . . . . . . . . . . . . . .  9
 1.3.        Cross-References. . . . . . . . . . . . . . . . .  9
 1.4.        Accounting and Financial Determinations . . . . .  9

                           ARTICLE II

           COMMITMENTS, BORROWING PROCEDURES AND NOTES

 2.1.        Commitment. . . . . . . . . . . . . . . . . . . .  9
 2.1.1.      Commitment. . . . . . . . . . . . . . . . . . . .  9
 2.1.2.      Lenders Not Permitted or Required To Make Loans
               Under Certain Circumstances . . . . . . . . . . 10
 2.2.        Reduction of Commitment Amount. . . . . . . . . . 11
 2.3.        Borrowing Procedure . . . . . . . . . . . . . . . 11
 2.4.        Continuation and Conversion Elections . . . . . . 11
 2.5.        Funding . . . . . . . . . . . . . . . . . . . . . 11
 2.6.        Notes . . . . . . . . . . . . . . . . . . . . . . 12
 2.7.        Extension of Commitment Termination Date. . . . . 12

                           ARTICLE III

           REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

 3.1.        Repayments and Prepayments. . . . . . . . . . . . 13
 3.2.        Interest Provisions . . . . . . . . . . . . . . . 13
 3.2.1.      Rates . . . . . . . . . . . . . . . . . . . . . . 14
 3.2.2.      Post-Maturity Rates . . . . . . . . . . . . . . . 15
 3.2.3.      Payment Dates . . . . . . . . . . . . . . . . . . 15
 3.3.        Commitment Fee. . . . . . . . . . . . . . . . . . 15

                           ARTICLE IV

             CERTAIN LIBO RATE AND OTHER PROVISIONS

 4.1.        LIBO Rate Lending Unlawful. . . . . . . . . . . . 16
 4.2.        Deposits Unavailable. . . . . . . . . . . . . . . 16
 4.3.        Increased LIBO Rate Loan Costs, etc.. . . . . . . 16
 4.4.        Funding Losses. . . . . . . . . . . . . . . . . . 17
 4.5.        Increased Capital Costs, etc. . . . . . . . . . . 17
 4.6.        Taxes . . . . . . . . . . . . . . . . . . . . . . 18
 4.7.        Payments, Computations, etc.. . . . . . . . . . . 20

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 4.8.        Sharing of Payments . . . . . . . . . . . . . . . 21
 4.9.        Setoff. . . . . . . . . . . . . . . . . . . . . . 21
 4.10.       Use of Proceeds . . . . . . . . . . . . . . . . . 22

                            ARTICLE V

                      CONDITIONS PRECEDENT

 5.1.        Initial Credit Extension. . . . . . . . . . . . . 22
 5.1.1.      Resolutions, etc. . . . . . . . . . . . . . . . . 22
 5.1.2.      Delivery of Note. . . . . . . . . . . . . . . . . 22
 5.1.3.      No Default, etc.. . . . . . . . . . . . . . . . . 22
 5.1.4.      No Material Adverse Change. . . . . . . . . . . . 23
 5.1.5.      Opinion of Counsel. . . . . . . . . . . . . . . . 23
 5.1.6.      Closing Fees, Expenses, etc.. . . . . . . . . . . 23
 5.1.7.      Delivery of Guaranty. . . . . . . . . . . . . . . 23
 5.2.        All Credit Extensions . . . . . . . . . . . . . . 23
 5.2.1.      Compliance with Warranties, No Default, etc.. . . 23
 5.2.2.      Borrowing Request . . . . . . . . . . . . . . . . 24
 5.2.3.      Satisfactory Legal Form . . . . . . . . . . . . . 24

                           ARTICLE VI

                 REPRESENTATIONS AND WARRANTIES

 6.1.        Organization, etc.. . . . . . . . . . . . . . . . 25
 6.2.        Due Authorization, Non-Contravention, etc.. . . . 25
 6.3.        Government Approval, Regulation, etc. . . . . . . 25
 6.4.        Validity, etc.. . . . . . . . . . . . . . . . . . 25
 6.5.        No Material Adverse Change. . . . . . . . . . . . 26
 6.6.        Litigation, Labor Controversies, etc. . . . . . . 26
 6.7.        Regulations G, U and X. . . . . . . . . . . . . . 26
 6.8.        Accuracy of Information . . . . . . . . . . . . . 26

                           ARTICLE VII

                            COVENANTS

 7.1.        Affirmative Covenants . . . . . . . . . . . . . . 27
 7.1.1.      Financial Information, Reports, Notices, etc. . . 27
 7.1.2.      Corporate Existence . . . . . . . . . . . . . . . 28

                          ARTICLE VIII

                        EVENTS OF DEFAULT

 8.1.        Listing of Events of Default. . . . . . . . . . . 28
 8.1.1.      Non-Payment of Obligations. . . . . . . . . . . . 28
 8.1.2.      Breach of Warranty. . . . . . . . . . . . . . . . 28

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 8.1.3.      Non-Performance of Certain Covenants and
               Obligations . . . . . . . . . . . . . . . . . . 28
 8.1.4.      Non-Performance of Other Covenants and
               Obligations . . . . . . . . . . . . . . . . . . 29
 8.1.5.      Default Under U.S. Credit Agreement . . . . . . . 29
 8.1.6.      Bankruptcy, Insolvency, etc.. . . . . . . . . . . 29
 8.1.7.      Impairment of Guaranty. . . . . . . . . . . . . . 29
 8.2.        Action Upon Bankruptcy. . . . . . . . . . . . . . 29
 8.3.        Action Upon Other Event of Default. . . . . . . . 29

                           ARTICLE IX

                            THE AGENT

 9.1.        Actions . . . . . . . . . . . . . . . . . . . . . 30
 9.2.        Copies, etc.. . . . . . . . . . . . . . . . . . . 30
 9.3.        Exculpation . . . . . . . . . . . . . . . . . . . 31
 9.4.        Successor . . . . . . . . . . . . . . . . . . . . 31
 9.5.        Loans Made by Scotiabank. . . . . . . . . . . . . 31
 9.6.        Credit Decisions. . . . . . . . . . . . . . . . . 32

                            ARTICLE X

                    MISCELLANEOUS PROVISIONS

 10.1.       Waivers, Amendments, etc. . . . . . . . . . . . . 32
 10.2.       Notices . . . . . . . . . . . . . . . . . . . . . 33
 10.3.       Payment of Costs and Expenses . . . . . . . . . . 33
 10.4.       Indemnification . . . . . . . . . . . . . . . . . 34
 10.5.       Survival. . . . . . . . . . . . . . . . . . . . . 34
 10.6.       Severability. . . . . . . . . . . . . . . . . . . 35
 10.7.       Headings. . . . . . . . . . . . . . . . . . . . . 35
 10.8.       Execution in Counterparts, Effectiveness, etc.. . 35
 10.9.       Governing Law; Entire Agreement . . . . . . . . . 35
 10.10.      Successors and Assigns. . . . . . . . . . . . . . 35
 10.11.      Sale and Transfer of Loans and Notes;
               Participations in Loans and Notes . . . . . . . 36
 10.11.1.    Assignments . . . . . . . . . . . . . . . . . . . 36
 10.11.2.    Participations. . . . . . . . . . . . . . . . . . 37
 10.12.      Other Transactions. . . . . . . . . . . . . . . . 38
 10.13.      Forum Selection and Consent to Jurisdiction . . . 38
 10.14.      Waiver of Jury Trial. . . . . . . . . . . . . . . 39
 10.15.      Usury Restraint . . . . . . . . . . . . . . . . . 39

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SCHEDULE I     -    Disclosure Schedule

EXHIBIT A      -    Form of Note
EXHIBIT B      -    Form of Borrowing Request
EXHIBIT C      -    Form of Continuation/Conversion Notice
EXHIBIT D      -    Form of Lender Assignment Agreement
EXHIBIT E      -    Form of Opinion of Counsel to the Borrower
EXHIBIT F      -    Form of Guaranty


                                  -iv-
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                       CREDIT AGREEMENT

     THIS CREDIT AGREEMENT, dated as of December 8, 1994, among
WARNACO INC., a Delaware corporation (the "Borrower"), the various financial institutions as are or may become parties hereto (collectively, the "Lenders"), and THE BANK OF NOVA SCOTIA
("Scotiabank"), as agent (the "Agent") for the Lenders,

                      W I T N E S S E T H:

     WHEREAS, the Borrower desires to obtain Commitments from the Lenders pursuant to which Loans will be made by the Lenders to the Borrower from time to time prior to the Commitment
Termination Date;

     WHEREAS, the Lenders are willing, on the terms and subject to the conditions hereinafter set forth (including Article V), to extend such Commitments and to make such Loans to the Borrower;
and

     WHEREAS, the proceeds of Loans will be used to repay obligations arising as a result of disbursements made under letters of credit that are issued from time to time in connection with the Borrower's and its wholly-owned Subsidiaries' worldwide sourcing of merchandise;

     NOW, THEREFORE, the parties hereto agree as follows:


                            ARTICLE I

                DEFINITIONS AND ACCOUNTING TERMS

     Section 1.1. Defined Terms. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

     "Agent" is defined in the preamble and includes each other
Person as shall have subsequently been appointed as the successor
Agent pursuant to Section 9.4.

     "Agreement" means, on any date, this Credit Agreement as originally in effect on the Effective Date and as thereafter from time to time amended, supplemented, amended and restated, or otherwise modified and in effect on such date.

     "Alternate Base Rate" means, on any date and with respect to all Base Rate Loans, a fluctuating rate of interest per annum equal to the higher of

          (a) the rate of interest most recently announced by Scotiabank at its Domestic Office as its base rate for Dollar loans; and

          (b) the Federal Funds Rate most recently determined by the Agent plus 1/2 of 1%.

The Alternate Base Rate is not necessarily intended to be the lowest rate of interest determined by Scotiabank in connection with extensions of credit. Changes in the rate of interest on that portion of any Loans maintained as Base Rate Loans will take effect simultaneously with each change in the Alternate Base Rate. The Agent will give notice promptly to the Borrower of changes in the Alternate Base Rate.

     "Assignee Lender" is defined in Section 10.11.1.

     "Authorized Officer" means, relative to the Borrower, those of its officers whose signatures and incumbency shall have been certified to the Agent and the Lenders pursuant to Section 5.1.1.

     "Base Rate Loan" means a Loan bearing interest at a fluctuating rate determined by reference to the Alternate Base
Rate.

     "Borrower" is defined in the preamble.

     "Borrowing" means the making of Loans by the Lenders of the same type and, in the case of LIBO Rate Loans, having the same
Interest Period in accordance with Section 2.1.

     "Borrowing Request" means a loan request and certificate duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit B hereto.

     "Business Day" means

          (a) any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York; and

          (b) relative to the making, continuing, prepaying or repaying of any LIBO Rate Loans, any day on which dealings in Dollars are carried on in the London interbank market.

     "Commitment" means relative to any Lender, such Lender's obligation to make Loans pursuant to Section 2.1.1.

     "Commitment Amount" means $10,000,000, as such amount may be reduced by Section 2.2.

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     "Commitment Termination Date" means the earliest of

          (a) June 29, 1995, as such date may be extended pursuant to the terms of this Agreement;

          (b) the date on which the Commitment Amount is terminated in full or reduced to zero pursuant to Section
     2.2; and

          (c) the date on which any Commitment Termination Event occurs.

Upon the occurrence of any event described in clause (b) or (c), the Commitment shall terminate automatically and without any further action.

     "Commitment Termination Event" means

          (a) the occurrence of any event or condition described in clause (f) of Section 6.01 of the U.S. Credit Agreement;

          (b) the occurrence and continuance of any other Event of Default and either

               (i) the declaration of the Loans to be due and payable pursuant to Section 8.3, or

               (ii)  in the absence of such declaration, the
          giving of notice by the Agent, acting at the direction of the Required Lenders, to the Borrower that the Commitments have been terminated; or

          (c) the termination of, or any refinancing, refunding, replacement, renewal or restatement of, the U.S. Credit
     Agreement.

     "Continuation/Conversion Notice" means a notice of continuation or conversion and certificate duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit C hereto.

     "Credit Extension" means the advancing of any Loans by the Lenders in connection with a Borrowing.

     "Default" means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

     "Disbursement" is defined in the L/C Agreement.

     "Dollar" and the sign "$" mean lawful money of the United
States.

     "Domestic Office" means, relative to any Lender, the office of such Lender designated as such below its signature hereto or designated in the Lender Assignment Agreement or such other office of a Lender (or any successor or assign of such Lender) within the United States as may be designated from time to time by notice from such Lender, as the case may be, to each other Person party hereto.

     "Effective Date" means the date this Agreement becomes effective pursuant to Section 10.8.

     "Event of Default" is defined in Section 8.1.

     "Excess" is defined in Section 10.15.

     "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to

          (a) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York; or

          (b) if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three federal funds brokers of recognized standing selected by it.

If for any reason the Agent shall have determined (which determination shall be conclusive, absent manifest error) that it is unable to ascertain the Federal Funds Rate for any reason, including without limitation, the inability or failure of the Agent to obtain sufficient bids or publications in accordance with the terms hereof, the rate announced by the Agent at its New York Agency as its "Base Rate New York" shall be the Alternate Base Rate until the circumstances giving rise to such inability no longer exists.

     "Fiscal Quarter" means any quarter of a Fiscal Year.

     "Fiscal Year" means the fiscal year of the Borrower ending on or about December 31 of each year.

     "F.R.S. Board" means the Board of Governors of the Federal
Reserve System or any successor thereto.

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     "GAAP" has the meaning set forth in the U.S. Credit
Agreement.

     "Group" means The Warnaco Group, Inc., a Delaware corporation.

     "Guaranty" means the Guaranty, dated as of the date hereof, in substantially the form of Exhibit F hereto, executed and delivered by Group pursuant to Section 5.1.7, as amended or otherwise modified pursuant to the terms thereof.

     "herein", "hereof", "hereto", "hereunder" and similar terms contained in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular Section, paragraph or provision of this Agreement or such other Loan Document.

     "including" means including without limiting the generality of any description preceding such term.

     "Indebtedness" of any Person means, without duplication:

          (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

          (b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker's acceptances issued for the account of such Person;

          (c) all obligations of such Person as lessee under leases which have been or should be, in accordance with GAAP, recorded as capitalized lease liabilities;

          (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade debt incurred in the ordinary course of business), and indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; and

          (e) all contingent liabilities of such Person in respect of any of the foregoing.

     "Indemnified Liabilities" is defined in Section 10.4.

     "Indemnified Parties" is defined in Section 10.4.

     "Interest Period" means, relative to any LIBO Rate Loans, the period beginning on (and including) the date on which such LIBO Rate Loan is made or continued as, or converted into, a LIBO Rate Loan pursuant to Section 2.3 or 2.4 and ending on (but excluding) the day which numerically corresponds to such date one or, two or three months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), in each case as such Loan may be made or as the Borrower may select in its relevant notice pursuant to Section 2.3 or 2.4; provided, however, that

          (a) Interest Periods commencing on the same date for Loans comprising part of the same Borrowing shall be of the same duration;

          (b) if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is the first Business Day of a calendar month, in which case such Interest Period shall end on the Business Day next preceding such numerically corresponding day); and

          (c) no Interest Period may end later than the date set forth in clause (a) of the definition of "Commitment
     Termination Date", as such date may be extended from time to time pursuant to the terms of this Agreement.

     "L/C Agreement" means the Credit Agreement, dated as of July
16, 1993 (as amended, supplemented, amended and restated or otherwise modified from time to time), among the Borrower, certain commercial lending institutions parties thereto and The
Bank of Nova Scotia, as agent for such commercial lending institutions.

     "Lender Assignment Agreement" means a Lender Assignment
Agreement substantially in the form of Exhibit D hereto.

     "Letter of Credit" is defined in the L/C Agreement.

     "Lenders" is defined in the preamble.

     "LIBO Rate" is defined in Section 3.2.1.

     "LIBO Rate Loan" means a Loan bearing interest, at all times during an Interest Period applicable to such Loan, at a fixed rate of interest determined by reference to the LIBO Rate
(Reserve Adjusted).

     "LIBO Rate (Reserve Adjusted)" is defined in Section 3.2.1.

     "LIBOR Office" means, relative to any Lender, the office of such Lender designated as such below its signature hereto or designated in the Lender Assignment Agreement or such other office of any Lender as designated from time to time by notice from such Lender to the Borrower and the Agent, whether or not outside the United States, which shall be making or maintaining LIBO Rate Loans hereunder.

     "LIBOR Reserve Percentage" is defined in Section 3.2.1.

     "Lien" means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property to secure payment of a debt or performance of an obligation or other priority or preferential arrangement of any kind or nature whatsoever.

     "Loan" is defined in Section 2.1.1.

     "Loan Document" means this Agreement, each Note, the Guaranty and each other agreement, document or instrument delivered in connection with this Agreement, whether or not specifically mentioned herein.

     "Maximum Rate" is defined in Section 10.15.

     "Note" means any promissory note of the Borrower payable to the order of a Lender, in the form of Exhibit A hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from outstanding Loans made by such Lender, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

     "Obligor" means the Borrower and Group.

     "Obligations" means all obligations (monetary or otherwise) of any Obligor arising under or in connection with this Agreement, the Notes and each other Loan Document.

     "Organic Document" means, relative to any Obligor, its certificate of incorporation, its by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized shares of capital stock.

     "Participant" is defined in Section 10.11.2.

     "Percentage" means, on any date, relative to any Lender the percentage set forth opposite its signature hereto or set forth in a Lender Assignment Agreement, as such percentage may be adjusted from time to time pursuant to the terms hereof or a

Lender Assignment Agreement executed by such Lender and its Assignee Lender and delivered pursuant to Section 10.11.1.

     "Person" means any natural person, corporation, partnership, firm, association, trust, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

     "Quarterly Payment Date" means the last day of each March, June, September and December or, if any such day is not a Business Day, the next succeeding Business Day.

     "Reimbursement Obligation" is defined in the L/C Agreement.

     "Required Lenders" means, at any time, Lenders holding Loans representing at least 51% of the aggregate principal amount of the Loans then outstanding and, if no Loans are outstanding, 51% of the Commitments.

     "Scotiabank" is defined in the preamble.

     "Stated Maturity Date" means, in the case of any Loan, the date that is 90 days after the Commitment Termination Date; provided, however, that in the case of a Commitment Termination Event of the type described in clause (c) of the definition of "Commitment Termination Event", the Stated Maturity Date shall be the date on which such event occurs.

     "Stated Rate" is defined in Section 10.15.

     "Subsidiary" means, with respect to any Person, any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person.

     "Taxes" is defined in Section 4.6.

     "type" means, relative to any Loan, the portion thereof, if any, being maintained as a Base Rate Loan or a LIBO Rate Loan.

     "United States" or "U.S." means the United States of
America, its fifty States and the District of Columbia.

     "U.S. Credit Agreement" means the Credit Agreement, dated as of October 14, 1993 (as amended or otherwise modified to the date hereof), among the Borrower, The Warnaco Group, Inc., the Banks named therein, The Bank of Nova Scotia and Citicorp USA, Inc., as Managing Agents, Citicorp USA, Inc., as Documentation Agent and Collateral Agent, and The Bank of Nova Scotia, as Paying Agent, Swing Line Bank and an Issuing Bank, as amended, restated or waived from time to time with the consent of the Required Lenders hereunder solely for purposes of this Agreement, and regardless of whether such U.S. Credit Agreement is terminated, unless in connection with such termination a replacement credit facility satisfactory to the Required Lenders hereunder is entered into in which case, the affirmative and negative covenants in such facility shall become the subject of this Agreement.

     "Usury Restraint" is defined in Section 10.15.

     Section 1.2. Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in each Note, Borrowing Request, Continuation/ Conversion Notice, Loan Document, notice and other communication delivered from time to time in connection with this Agreement or any other Loan Document.

     Section 1.3. Cross-References. Unless otherwise specified, references in this Agreement and in each other Loan Document to any Article or Section are references to such Article or Section of this Agreement or such other Loan Document, as the case may be, and, unless otherwise specified, references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.

     Section 1.4.  Accounting and Financial Determinations.
Unless otherwise specified, all accounting terms used herein shall be interpreted, all accounting determinations and computations hereunder shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared in accordance with, GAAP.


                           ARTICLE II

           COMMITMENTS, BORROWING PROCEDURES AND NOTES

     Section 2.1. Commitment. On the terms and subject to the conditions of this Agreement (including Article V), each Lender severally agrees as follows.

     Section 2.1.1. Commitment. From time to time on any Business Day occurring prior to the Commitment Termination Date, each Lender severally agrees, subject to the terms of this Agreement (including Article V) that it will make loans (relative to such Lender, its "Loans") to the Borrower equal to its Percentage of the aggregate amount of the Borrowing of Loans requested by the Borrower to be made on such day or otherwise required to be made pursuant to the terms of Section 2.3. No Lender's obligation to make any Loan shall be affected by any other Lender's failure to make any Loan. On the terms and subject to the conditions hereof, the Borrower may from time to time borrow, prepay and reborrow Loans. Notwithstanding anything contained herein to the contrary, so long as any Lender whose Percentage to make Loans is less than 51% shall be in default in its obligation to fund its pro rata share of any Loans (as notified to such Lender by the Agent, the Agent agreeing to use good faith efforts to give such notification promptly following the occurrence of such default) or shall have rejected its obligations under its Commitment, then such Lender whose Percentage to make Loans is less than 51% shall not be entitled to receive any payments of principal of or interest on its pro rata share of the Loans or its share of any commitment or other fees payable hereunder unless and until (x) the Loans of all the other Lenders and all interest thereon have been paid in full,
(y) such failure to fulfill its obligation to fund is cured or
(z) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable, and for purposes of voting or consenting to matters with respect to the Loan Documents, such Lender shall be deemed not to be a "Lender" hereunder and such Lender's Percentage shall each be deemed to be zero (0). No Commitment of any Lender shall be increased or otherwise affected by any such failure or rejections by any other Lender. Any payments of principal of or interest on Obligations which would, but for this Section, be paid to any Lender, shall be paid to the Lenders who shall not be in default under their respective Commitments and who shall not have rejected any Commitment, for application to the Obligations in such manner and order (pro rata among such Lenders) as shall be determined by the Agent. The parties hereto acknowledge and agree that a Lender's failure to make a Loan based on the Borrower's failure to satisfy one or more of the conditions precedent to the making of Loans set forth in Article V shall not be construed as such Lender being in default of its obligations to fund its pro rata share of Loans or a rejection of such Lender's obligations under its Commitment.

     Section 2.1.2.  Lenders Not Permitted or Required To Make
Loans Under Certain Circumstances. No Lender shall be permitted or required to make any Loan if, after giving effect thereto, the aggregate outstanding principal amount of all Loans

          (a) made by all Lenders would exceed the then effective Commitment Amount; or

          (b)  made by such Lender would exceed such Lender's
     Percentage multiplied by the Commitment Amount.

     Section 2.2. Reduction of Commitment Amount. The Borrower may, from time to time on any Business Day, voluntarily reduce the Commitment Amount; provided, however, that all such reductions shall require at least three Business Days' prior notice to the Agent and be permanent.

     Section 2.3. Borrowing Procedure. By delivering a Borrowing Request to the Agent on or before 2:00 p.m., New York time, on a Business Day, the Borrower may from time to time irrevocably request, on not less than three nor more than five Business Days' notice (in the case of LIBO Rate Loans) and on the date of such Borrowing (in the case of Base Rate Loans), that a Borrowing be made in an amount not to exceed the full amount of a Disbursement under a Letter of Credit. Proceeds of such Loans shall be used only to fund the Reimbursement Obligations in respect of Letters of Credit under which a Disbursement was made on the date of the Loan.

     On the terms and subject to the conditions of this Agreement, each Borrowing shall be comprised of the type of Loans, and shall be made on the Business Day, specified in such Borrowing Request.

     Section 2.4. Continuation and Conversion Elections. By delivering a Continuation/Conversion Notice to the Agent on or before 10:00 a.m., New York time, on a Business Day, the Borrower may from time to time irrevocably elect, on not less than three nor more than five Business Days' notice that all, or any portion of any Loans be, in the case of Base Rate Loans, converted into LIBO Rate Loans or, in the case of a LIBO Rate Loan, converted into a Base Rate Loan or continued as a LIBO Rate Loan (in the absence of delivery of a Continuation/Conversion Notice with respect to any LIBO Rate Loan at least three Business Days before the last day of the then current Interest Period with respect thereto, such LIBO Rate Loan shall, on such last day, automatically convert to a Base Rate Loan unless such Loan is otherwise required to be paid pursuant to the terms of this Agreement (including the first sentence of Section 3.1)); provided, however, that no portion of the outstanding principal amount of any Loans may be continued as, or be converted into, LIBO Rate Loans when any Default has occurred and is continuing.

     Section 2.5. Funding. Each Lender may, if it so elects, fulfill its obligation to make, continue or convert LIBO Rate Loans hereunder by causing one of its foreign branches or affiliates (or an international banking facility all of the capital stock or other ownership interests of which are wholly-owned by such Lender) to make or maintain such LIBO Rate Loan;

provided, however, that such LIBO Rate Loan shall nonetheless be deemed to have been made and to be held by such Lender, and the obligation of the Borrower to repay such LIBO Rate Loan shall nevertheless be to such Lender for the account of such foreign branch, affiliate or international banking facility; provided, further that the Borrower shall not be required to pay any amount under this Section or Section 4.6 that is greater than the amount which it would have been required to pay had such Lender not caused such branch, affiliate or facility to make or maintain such LIBO Rate Loan. In addition, the Borrower hereby consents and agrees that, for purposes of any determination to be made for purposes of Section 4.1, 4.2, 4.3 or 4.4, it shall be conclusively assumed that such Lender elected to fund all LIBO Rate Loans by purchasing Dollar deposits in its LIBOR Office's interbank eurodollar market.

     Section 2.6. Notes. Each Lender's Loans under the Commitment shall be evidenced by a Note payable to the order of such Lender in a maximum principal amount equal to such Lender's Percentage of Loans multiplied by the Commitment Amount. The Borrower hereby irrevocably authorizes each Lender to make (or cause to be made) appropriate notations on the grid attached to such Lender's Note (or on any continuation of such grid), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal of, and the interest rate and Interest Period applicable to the Loans evidenced thereby. Such notations shall be conclusive and binding on the Borrower absent manifest error; provided, however, that the failure of any Lender to make any such notations shall not limit or otherwise affect any Obligations of the Borrower.

     Section 2.7. Extension of Commitment Termination Date. The Commitment Termination Date may be extended by the Lenders in their sole and absolute discretion upon written request of the Borrower received at least 60 days but not more than 90 days prior to the then effective Commitment Termination Date (as such date may have been extended). The Lenders shall give written notice to the Borrower of their decision and, if approved, of the new Commitment Termination Date; provided, that notwithstanding any other provision in this Agreement to the contrary, in no event shall the modified Commitment Termination Date exceed 364 days from the then expiring Commitment Termination Date. The Lenders shall give written notice to the Borrower of their decision within 30 days of request. In the absence of notice by any one of the Lenders, the then effective Commitment Termination Date shall not be extended and shall terminate and expire as otherwise provided in this Agreement.

                           ARTICLE III

           REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

     Section 3.1. Repayments and Prepayments. The Borrower shall repay in full the entire unpaid principal amount of each Loan upon the earlier of (i) at the election of the Borrower, no later than 90 days following the date of the making of such Loan (or, if different, on the last day of the Interest Period for such Loan) and (ii) the Stated Maturity Date therefor. Prior thereto, the Borrower

          (a) may, from time to time on any Business Day, make a voluntary prepayment, in whole or in part, of the outstanding principal amount of any Loans; provided, however, that

               (i) no such prepayment of any LIBO Rate Loan may be made on any day other than the last day of the Interest Period for such Loan; and

               (ii) all such voluntary prepayments shall require at least one Business Day's prior written notice to the Agent;

          (b) shall, on each date when any reduction in the Commitment Amount shall become effective, make a mandatory prepayment of the aggregate outstanding principal amount of all Loans then outstanding in an amount equal to the excess, if any, of the aggregate outstanding principal amount of all Loans over the Commitment Amount, as so reduced; and

           (c) shall, immediately upon any acceleration of the Stated Maturity Date of any Obligations pursuant to Section
      8.2 or Section 8.3, repay all Obligations, unless, pursuant to Section 8.3, only a portion of all Obligations is so accelerated.

Each prepayment of any Loans made pursuant to this Section shall be without premium or penalty, except as may be required by
Section 4.4. No voluntary prepayment of principal of any Loans shall cause a reduction in the Commitment Amount.

      Section 3.2.  Interest Provisions.  Interest on the
outstanding principal amount of Loans shall accrue and be payable in accordance with this Section 3.2.

      Section 3.2.1. Rates. Loans comprising a Borrowing shall accrue interest at a rate per annum:

           (a) on that portion maintained from time to time as a Base Rate Loan, equal to the sum of the Alternate Base Rate from time to time in effect plus 3/4 of 1%; or

           (b) on that portion maintained as a LIBO Rate Loan, during each Interest Period applicable thereto, equal to the sum of the LIBO Rate (Reserve Adjusted) for such Interest Period plus 1.250%.

      The "LIBO Rate (Reserve Adjusted)" means, relative to any Loan to be made, continued or maintained as, or converted into, a LIBO Rate Loan for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) determined pursuant to the following formula:

         LIBO Rate         =                 LIBO Rate
                                  -------------------------------
      (Reserve Adjusted)          1.00 - LIBOR Reserve Percentage

The LIBO Rate (Reserve Adjusted) for any Interest Period for LIBO Rate Loans will be determined by the Agent on the basis of the LIBOR Reserve Percentage in effect on, and the applicable rates furnished to and received by the Agent from Scotiabank, two Business Days before the first day of such Interest Period.

      "LIBO Rate" means, relative to any Interest Period for LIBO Rate Loans, the rate of interest equal to the average of the rates per annum at which Dollar deposits in immediately available funds are offered to Scotiabank's LIBOR Office in the London interbank market as at or about 11:00 a.m. London time two Business Days prior to the beginning of such Interest Period for delivery on the first day of such Interest Period, and in an amount approximately equal to the amount of Scotiabank's LIBO Rate Loan and for a period approximately equal to such Interest Period.

      "LIBOR Reserve Percentage" means, relative to any Interest Period for LIBO Rate Loans, the reserve percentage, if any (expressed as a decimal) equal to the maximum aggregate reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) specified under regulations issued from time to time by the F.R.S. Board and then applicable to assets or liabilities consisting of and including "Eurocurrency Liabilities", as currently defined in Regulation D of the F.R.S. Board, having a term approximately equal or comparable to such Interest Period.

      All LIBO Rate Loans shall bear interest from and including the first day of the applicable Interest Period to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such LIBO Rate Loan.

      Section 3.2.2. Post-Maturity Rates. After the date any principal amount of any Loan is due and payable (whether on the Stated Maturity Date, upon acceleration or otherwise), or after any other monetary Obligation of the Borrower shall have become due and payable, the Borrower shall pay, but only to the extent permitted by law, interest (after as well as before judgment) on such amounts at a rate per annum equal to the greater of (i) the Alternate Base Rate plus a margin of 3%, and (ii) the then applicable interest rate plus a margin of 1%.

      Section 3.2.3.  Payment Dates.  Interest accrued on each
Loan shall be payable, without duplication:

           (a)  on the Stated Maturity Date therefor;

           (b) on the date of any optional or required payment or prepayment, in whole or in part, of principal outstanding on such Loan (including, with respect to LIBO
      Rate Loans, on the last day of each applicable Interest
      Period for such LIBO Rate Loan);

           (c)  with respect to any Loans maintained as Base Rate
      Loans, on each Quarterly Payment Date and, with respect to any Base Rate Loans converted into LIBO Rate Loans on a day when interest would not otherwise have been payable pursuant to the terms hereof, on the date of such conversion; and

           (d)  on that portion of any Loans the Stated Maturity
      Date of which is accelerated pursuant to Section 8.2 or
      Section 8.3, immediately upon such acceleration.

Interest accrued on Loans or other monetary Obligations arising under this Agreement or any other Loan Document after the date such amount is due and payable (whether on the Stated Maturity Date, upon acceleration or otherwise) shall be payable upon demand.

      Section 3.3. Commitment Fee. The Borrower agrees to pay to the Agent for the account of each Lender, for the period (including any portion thereof when its Commitment is suspended by reason of the Borrower's inability to satisfy any condition of
Article V) commencing on the Effective Date and continuing through (but excluding) the Commitment Termination Date, a commitment fee at the rate of 1/4 of 1% per annum on such Lender's Percentage of the average daily unused portion of the

Commitment Amount. Such commitment fees shall be non-refundable and shall be payable by the Borrower in arrears on each Quarterly
Payment Date, commencing with the first such day following the Effective Date and on the Commitment Termination Date.


                           ARTICLE IV

             CERTAIN LIBO RATE AND OTHER PROVISIONS

      Section 4.1. LIBO Rate Lending Unlawful. If any Lender shall determine (which determination shall, upon notice thereof to the Borrower, be conclusive and binding on the Borrower) that the introduction of or any change in or in the interpretation of any law makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Lender to make, continue or maintain any Loan as, or to convert any Loan into, a LIBO Rate Loan, the obligations the Lenders to make, continue, maintain or convert into any such Loans shall, upon such determination, forthwith be suspended until such Lender shall notify the Borrower that the circumstances causing such suspension no longer exist, and all LIBO Rate Loans shall automatically convert into Base Rate Loans at the end of the then current Interest Periods with respect thereto or sooner, if required by such law or assertion.

      Section 4.2. Deposits Unavailable. If any Lender shall have determined that

           (a) Dollar deposits in the relevant amount and for the relevant Interest Period are not available to it in its relevant market; or

           (b) by reason of circumstances affecting such Lender's relevant market, adequate means do not exist for ascertaining the interest rate applicable hereunder to LIBO
      Rate Loans,

then, upon notice from such Lender to the Borrower and the Agent, the obligations of the Lenders under Section 2.3 and Section 2.4 to make or continue any Loans as, or to convert any Loans into, LIBO Rate Loans shall forthwith be suspended until such Lender shall notify the Borrower and the Agent that the circumstances causing such suspension no longer exist.

      Section 4.3. Increased LIBO Rate Loan Costs, etc. The Borrower agrees to reimburse each Lender for any increase in the cost to such Lender of, or any reduction in the amount of any sum receivable by such Lender in respect of, making or continuing (or of its obligation to make or continue) any Loans as, or of converting (or of its obligation to convert) any Loans into, LIBO

Rate Loans. Each Lender shall promptly notify the Borrower and the Agent in writing of the occurrence of any such event, such notice to state, in reasonable detail, the reasons therefor and the additional amount required fully to compensate such Lender for such increased cost or reduced amount. Such additional amounts shall be payable by the Borrower directly to such Lender within five Business Days of its receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on the Borrower.

      Section 4.4. Funding Losses. In the event any Lender shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make, continue or maintain any portion of the principal amount of any Loan as, or to convert any portion of the principal amount of any Loan into, a LIBO Rate Loan, but excluding the loss of any anticipated or expected profits in respect of such LIBO Rate Loan) as a result of

           (a) any conversion or repayment or prepayment of the principal amount of any LIBO Rate Loans on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Section 3.1 or otherwise;

           (b) any Loans not being made as LIBO Rate Loans in accordance with the Borrowing Request therefor; or

           (c) any Loans not being continued as, or converted into, LIBO Rate Loans in accordance with the Continuation/
      Conversion Notice therefor,

then, upon the written notice of such Lender to the Borrower and the Agent, the Borrower shall, within five Business Days of its receipt thereof, pay directly to such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense. Such written notice (which shall include calculations in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrower.

      Section 4.5. Increased Capital Costs, etc. If the implementation of or, after the date hereof, the introduction or any change in the interpretation of, or any change in its application to the Borrower and/or the Lenders of, any law or any regulation or guideline issued by any central bank or other governmental authority (whether or not having the force of law), including any eurocurrency or other reserve or special deposit requirement or any tax (other than tax which is on a Lender's general net or gross income or in respect of a Lender's franchise taxes) or any capital requirement, has, due to a Lender's compliance, the effect, directly or indirectly, of (i) increasing the cost to such Lender of performing its obligations hereunder or under any Loan; (ii) reducing any amount received or receivable by such Lender or its effective return hereunder or in respect of any Loan or on its capital; or (iii) causing such Lender to make any payment or to forgo any return based on any amount received or receivable by such Lender hereunder or in respect of any Loan, then upon demand from time to time the Borrower shall pay such amount as shall compensate such Lender for any such cost, reduction, payment or foregone return upon receipt of the certificate referred to in the last sentence of this paragraph. Any certificate of any Lender in respect of the foregoing will be conclusive and binding upon the Borrower, except for manifest error, and shall set forth a determination of the amounts owing to such Lender in good faith using any reasonable averaging and attribution methods. Anything in this Agreement or any Loan Document to the contrary notwithstanding, no Lender shall be indemnified for, exculpated from, or relieved from liability, under this Agreement or any Loan Document, for any act or omission constituting gross negligence or wilful misconduct.

      Section 4.6. Taxes. (a) Each payment made by the Borrower under this Agreement shall be made free and clear of, and without deduction for, any present or future withholding or other taxes imposed on such payments by or on behalf of any government or any political subdivision or agency thereof or therein, except for any income, franchise and other taxes imposed on the Lender (which for purposes of this Section 4.6 shall include any branch, affiliate or international banking facility created by a Lender to make or maintain a LIBO Rate Loan pursuant to Section 2.5) by the jurisdiction under the laws of which such Lender is organized or any political subdivision or agency thereof or by the jurisdiction of such Lender's branch or lending office or principal place of business (all such non-excluded taxes being hereinafter referred to as "Taxes"). Whenever any Taxes are payable by the Borrower with respect to any payments hereunder, the Borrower shall promptly furnish to the Agent for the account of the applicable Lender official receipts (to the extent that the relevant governmental authority delivers such receipts) evidencing payment of any such Taxes so withheld or deducted.

      (b) Each Lender that is not a "United States person" (as such term is defined in Section 7701(a)(3) of the Internal Revenue Code of 1986) shall submit to the Borrower on or before the Effective Date (or, in the case of a Person that becomes a Lender after the Effective Date by assignment or pursuant to
Section 2.5 promptly upon such assignment or funding) two duly completed and signed copies of either (1) Form 1001 of the United

States Internal Revenue Service entitling such Lender to a complete exemption from withholding on all amounts to be received by such Lender pursuant to this Agreement or (2) Form 4224 of the United States Internal Revenue Service relating to all amounts to be received by such Lender pursuant to this Agreement. Each such Lender shall, from time to time after submitting either such form, submit to the Borrower and the Agent such additional duly completed and signed copies of one or the other such forms (or such successor forms or other documents as shall be adopted from time to time by the relevant United States taxing authorities) as may be (1) reasonably requested in writing by the Borrower or the Agent and (2) appropriate under then current United States law or regulations to avoid United States withholding taxes on payments in respect of any amounts to be received by such Lender pursuant to this Agreement. Upon the reasonable request of the Borrower or the Agent, each Lender that has not provided the forms or other documents, as provided above, on the basis of being a "United States person" shall submit to the Borrower and the Agent a certificate to the effect that it is such a "United States person".

      (c) If any Lender which is not a "United States person" determines that it is unable to submit to the Borrower and the Agent any form or certificate that such Lender is requested to submit pursuant to the preceding paragraph, or that it is required to withdraw or cancel any such form or certificate, or that any such form or certificate previously submitted has otherwise become ineffective or inaccurate, such Lender shall promptly notify the Borrower and the Agent of such fact.

      (d) The Borrower shall not be required to pay any additional amount in respect of Taxes to any Lender if and only to the extent that (A) such Lender is subject to such Taxes on the Effective Date (or in the case of a Person that became a Lender after the Effective Date by assignment or pursuant to
Section 2.5 on the date of such assignment or funding) or would be subject to such Taxes on such date if a payment under this Agreement has been received by it on such date; (B) such Lender becomes subject to such Taxes subsequent to the date referred to in clause (A) above (or in the case of a Lender which is not a "United States person", the first date on which it delivers the appropriate form or certificate to the Borrower as referred to in clause (b) of this Section) as a result of a change in the circumstances of such Lender (other than a change in applicable law), including without limitation a change in the residence, place of incorporation or principal place of business of the Lender, a change in the branch or lending office of the Lender participating in the transactions set forth herein or as a result of the sale by the Lender of participating interests in such Lender's creditor position(s) hereunder; or (C) such Taxes would not have been incurred but for the failure of such Lender to file with the appropriate tax authorities and/or provide to the Borrower any form or certificate that it was required so to do pursuant to clause (b) of this Section, unless the Lender is not entitled to provide such form or certificate as a result of a change in applicable law after the Effective Date (or in the case of a Person that became a Lender after the Effective Date by assignment or pursuant to Section 2.5 the date of such assignment or funding).

      (e) Within thirty (30) days after the written reasonable request of the Borrower, each Lender shall execute and deliver to the Borrower such certificates, forms or other documents which can be furnished consistent with the facts and which are reasonably necessary to assist the Borrower in applying for refunds of Taxes paid by the Borrower hereunder or making payment of Taxes hereunder; provided, however, that no Lender shall be required to furnish to the Borrower any financial information with respect to itself or other information which it considers confidential.

      (f) The Borrower shall have the right to require any Lender which is not a "United States person" to which the Borrower is required to make additional payments pursuant to
Section 4.6 hereof on account of Taxes (or would, upon payment to such Lender of an amount hereunder, be so required) to assign such Lender's total Loans and Commitments to one or more banks or financial institutions identified by the Borrower and acceptable to the Agent at a purchase price equal to the then outstanding amount of all principal, interest, fees and other amounts then owed to such Lender.

      Section 4.7. Payments, Computations, etc. Unless otherwise expressly provided herein, all payments by the Borrower pursuant to this Agreement, the Notes or any other Loan Document shall be made by the Borrower to the Agent for the account of the Lenders entitled to receive such payment. All such payments required to be made to the Agent shall be made, without setoff, deduction or counterclaim, not later than 11:00 a.m., New York time, on the date due, in same day or immediately available funds, to such account as the Agent shall specify from time to time by notice to the Borrower. To the extent the Agent receives such funds prior to 12:00 noon, New York time, the Agent shall promptly remit in same day funds to each Lender its share, if any, of such payments received by the Agent for the account of such Lender. All interest and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days. Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, such payment shall (except as otherwise required by clause (b) of the definition of the term

"Interest Period") be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees, if any, in connection with such payment.

      Section er voluntary,
involuntary, by application of setoff or otherwise) in excess of its Percentage of payments then or therewith obtained by all Lenders, such Lender shall purchase from the other Lenders such participations as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and each Lender which has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such recovery together with an amount equal to such selling Lender's ratable share (according to the proportion of

           (a) the amount of such selling Lender's required repayment to the purchasing Lender to

           (b)  the total amount so recovered from the purchasing
      Lender)

of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 4.9) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

      Section 4.9. Setoff. Each Lender shall, upon the occurrence of any event or condition described in clause (f) of
Section 6.01 of the U.S. Credit Agreement or, with the consent of the Required Lenders, upon the occurrence of any other Event of Default, have the right to appropriate and apply to the payment of the Obligations owing to it (whether or not then due) any and all balances, credits, deposits, accounts or moneys of the

Borrower then or thereafter maintained with or otherwise held by such Lender; provided, however, that any such appropriation and application shall be subject to the provisions of Section 4.8. Each Lender agrees promptly to notify the Borrower and the Agent after any such setoff and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which such Lender may have.

      Section 4.10. Use of Proceeds. The Borrower shall apply the proceeds of each Credit Extension in accordance with the third recital and Section 2.3.


                            ARTICLE V

                      CONDITIONS PRECEDENT

      Section 5.1. Initial Credit Extension. The obligations of the Lenders to make the initial Credit Extension shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 5.1.

      Section 5.1.1.  Resolutions, etc.  The Agent shall have
received from each Obligor four originally executed copies of a certificate, dated the date of the initial Borrowing, of such Obligor's Secretary or Assistant Secretary as to

           (a) resolutions of its Board of Directors then in full force and effect authorizing the execution, delivery and performance of this Agreement, the Note, the Guaranty and each other Loan Document to be executed by it; and

           (b) the incumbency and signatures of those of such Obligor's officers authorized to act with respect to this Agreement, the Notes, the Guaranty and each other Loan
      Document executed by it,

upon which certificates each Lender may conclusively rely until it shall have received a further certificate of the Secretary of such Obligor canceling or amending such prior certificate.

      Section 5.1.2. Delivery of Note. Scotiabank shall have received its Note duly executed and delivered by the Borrower.

      Section 5.1.3. No Default, etc. No default shall have occurred and be continuing in the performance of any affirmative or negative covenants contained in the U.S. Credit Agreement, none of the events described in clauses (a), (b), (d), (f), (g),

(h), (i), (j), (k), or (l) of Section 10.1 of the U.S. Credit
Agreement shall have occurred, and no Event of Default shall have occurred or would occur under the U.S. Credit Agreement or would result from the making of any Loan.

      Section 5.1.4.  No Material Adverse Change.  Since
January 8, 1994, there shall have been no material adverse change in the financial condition, operations, assets, business, properties or prospects of the Borrower and its Subsidiaries, taken as a whole.

      Section 5.1.5. Opinion of Counsel. The Agent shall have received an opinion letter, dated the date of the initial Borrowing and addressed to the Agent and all Lenders, from Skadden, Arps, Slate, Meagher & Flom, counsel to the Borrower, substantially in the form of Exhibit E hereto.

      Section 5.1.6. Closing Fees, Expenses, etc. The Agent shall have received for its own account, or for the account of each Lender, as the case may be, all fees, costs and expenses, if then invoiced, (i) previously agreed to between the Agent and the Borrower and (ii) as otherwise due and payable pursuant to
Section 10.3.

      Section 5.1.7. Delivery of Guaranty. The Agent shall have received the Guaranty, duly executed and delivered by Group.

      Section 5.2. All Credit Extensions. The obligation of each Lender to make any Credit Extension (including the initial
Credit Extension) shall be subject to the satisfaction of each of the conditions precedent set forth in this Section 5.2.

      Section 5.2.1.  Compliance with Warranties, No Default,
etc. Both before and after giving effect to any Credit Extension the following statements shall be true and correct

           (a) no event or circumstances has occurred and is continuing, or would result from the making of such Credit Extension, which constitutes a Default, or which when considered by itself or together with other past or then existing events or circumstances, constitutes or would constitute a material adverse change in the business prospects or financial condition of the Borrower and its Subsidiaries taken as a whole;

           (b) no event of default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an event of default shall have occurred and be continuing in the performance of any affirmative and negative covenants contained in Article V of the U.S. Credit Agreement and regardless of whether such U.S. Credit

      Agreement is terminated, unless in connection with such termination a replacement credit facility which the Required Lenders hereunder have approved is entered into in which case, the affirmative and negative covenants in such facility shall become the subject of this clause (b); and

           (c)  none of the events described in clauses (a), (e),
      (f), (g), (h), (k), (l), (m) or (n) of Section 6.01 of the U.S. Credit Agreement (without giving effect to any termination of the U.S. Credit Agreement, unless in connection with such termination a replacement credit facility to which the Required Lenders hereunder have approved, in which case the analogous provisions of such replacement credit facility shall become the subject of this clause (c)), shall have occurred and be continuing.

      Section 5.2.2. Borrowing Request. The Agent shall have received a Borrowing Request (in the form of Exhibit B hereto) for such Credit Extension. Each of the delivery of a Borrowing Request and the acceptance by the Borrower of the proceeds of the Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the statements made in (i) Section 5.2.1 and the representations and warranties contained in Article VI of this Agreement, and (ii) in the case of the initial Loan, the statements made in Section
5.1.3 and Section 5.1.4, are in each case true and correct.

      Section 5.2.3. Satisfactory Legal Form. All documents executed or submitted pursuant hereto by or on behalf of the Borrower or any of its Subsidiaries shall be satisfactory in form and substance to the Agent; the Agent shall have received all information, approvals, opinions, documents or instruments as the Agent may reasonably request.


                           ARTICLE VI

                 REPRESENTATIONS AND WARRANTIES

      In order to induce the Lenders and the Agent to enter into this Agreement and to make Loans and issue Letters of Credit hereunder, the Borrower represents and warrants unto the Agent and each Lender as set forth in this Article VI.

      Section 6.1. Organization, etc. The Borrower is a corporation validly organized and existing and in good standing under the laws of the State of its incorporation, is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of its business requires such qualification, except where the failure to so qualify would not have a Material Adverse Effect (as defined in the U.S. Credit Agreement), and has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its Obligations under this Agreement, the Notes and each other Loan Document to which it is a party and to own and hold under lease its property and to conduct its business substantially as currently conducted by it.

      Section 6.2. Due Authorization, Non-Contravention, etc. The execution, delivery and performance by the Borrower of this Agreement, the Notes and each other Loan Document executed or to be executed by it, are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, and do not

           (a)  contravene the Borrower's Organic Documents;

           (b) contravene any contractual restriction, law or governmental regulation or court decree or order binding on or affecting the Borrower; or

           (c) result in, or require the creation or imposition of, any Lien on any of the Borrower's properties.

      Section 6.3. Government Approval, Regulation, etc. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other Person is required for the due execution, delivery or performance by the Borrower of this Agreement, the Notes or any other Loan Document to which it is a party. Neither the Borrower nor any of its Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

      Section 6.4. Validity, etc. This Agreement constitutes, and the Note and each other Loan Document executed by the Borrower will, on the due execution and delivery thereof, constitute, the legal, valid and binding obligations of the Borrower enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting the enforcement of creditors rights generally and by general equity principles.

      Section 6.5.  No Material Adverse Change.  Since January 8,
1994, there has been no material adverse change in the business, prospects or financial condition of the Borrower and its Subsidiaries, taken a whole.

      Section 6.6. Litigation, Labor Controversies, etc. There is no pending or, to the knowledge of the Borrower, threatened litigation, action, proceeding, or labor controversy affecting the Borrower and its Subsidiaries, taken as a whole, or any of their respective properties, businesses, assets or revenues, which could reasonably be expected to materially adversely affect the financial condition, business or prospects of the Borrower and its Subsidiaries, taken as a whole, or which purports to affect the legality, validity or enforceability of this Agreement, the Notes or any other Loan Document.

      Section 6.7. Regulations G, U and X. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Loans will be used for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation G, U or X. Terms for which meanings are provided in F.R.S. Board Regulation G, U or X or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.

      Section 6.8. Accuracy of Information. All factual information heretofore or contemporaneously furnished by or on behalf of the Borrower in writing to the Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all other such factual information hereafter furnished by or on behalf of the Borrower to the Agent or any Lender will be, true and accurate in every material respect on the date as of which such information is dated or certified and as of the date of execution and delivery of this Agreement by the Agent and such Lender, and such information is not, or shall not be, as the case may be, incomplete by omitting to state any material fact necessary to make such information not misleading. The parties acknowledge and agree that nothing contained in this Section shall constitute a representation or warranty by the Borrower as to the future financial performance or the results of operations of the Borrower; provided, however, that any projections delivered pursuant to this Agreement have been (and will be) prepared on the basis of the assumptions accompanying them, and such projections and assumptions, as of the date of preparation thereof and as of the date hereof, are reasonable and represent the Borrower's good faith estimate of its future financial performance.

                           ARTICLE VII

                            COVENANTS

      Section 7.1. Affirmative Covenants. The Borrower agrees with the Agent and each Lender that, until all Commitments have terminated and all Obligations have been paid and performed in full, the Borrower will perform the obligations set forth in this
Section 7.1.

      Section 7.1.1. Financial Information, Reports, Notices, etc. Unless the information set forth below is otherwise delivered to a Lender under the terms of the U.S. Credit Agreement, the Borrower will furnish, or will cause to be furnished, to each Lender and the Agent copies of the following financial statements, reports, notices and information:

           (a) unaudited, quarterly, consolidated and/or consolidating financial statements of the Borrower within 45 days of the end of each of the first 3 Fiscal Quarters of each of its Fiscal Years, certified by an Authorized Officer of the Borrower;

           (b)  audited, annual, consolidated and/or
      consolidating financial statements of the Borrower within 90 days of each Fiscal year;

           (c) on each date that a financial statement of the Borrower is deliverable to the Lenders, the certificate of the Borrower, signed by an Authorized Officer of the Borrower certifying that no Default or Event of Default under this Agreement has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, a statement setting forth details of such Default or Event of Default and the actions that the Borrower has taken or proposes to take with respect thereto;

           (d) on each date that a financial statement of the Borrower is deliverable to the Lenders such financial calculations as are provided pursuant to the U.S. Credit
      Agreement;

           (e) as soon as possible and in any event within two Business Days after the occurrence of each Default, a statement of an Authorized Officer of the Borrower setting forth details of such Default and the action which the Borrower has taken and proposes to take with respect thereto;

           (f) as soon as possible and in any event within two Business Days after (x) the occurrence of any adverse development with respect to any litigation, action, proceeding, or labor controversy described in Section 6.6 or (y) the commencement of any labor controversy, litigation, action, proceeding of the type described in
      Section 6.6, notice thereof and copies of all documentation relating thereto;

           (g) promptly after the sending or filing thereof, copies of all Forms 10Q and 10K reports and registration statements which the Borrower files with the Securities and Exchange Commission or any national securities exchange; and

           (h) such other information respecting the condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request.

      Section 7.1.2. Corporate Existence. The Borrower will at all times maintain and preserve its corporate existence.


                          ARTICLE VIII

                        EVENTS OF DEFAULT

      Section 8.1. Listing of Events of Default. Each of the following events or occurrences described in this Section 8.1 shall constitute an "Event of Default".

      Section 8.1.1. Non-Payment of Obligations. The Borrower shall default in the payment or prepayment when due of (i) any principal of or interest on any Loan or (ii) any fee or of any other Obligation, and in each case such default in payment or prepayment shall continue unremedied for more than one Business Day from the date such payment or prepayment was due.

      Section 8.1.2. Breach of Warranty. Any representation or warranty of any Obligor made or deemed to be made hereunder or in any other Loan Document executed by it (including any certificates delivered pursuant to Article V) is or shall be incorrect when made or deemed made in any material respect.

      Section 8.1.3.  Non-Performance of Certain Covenants and
Obligations. The Borrower shall default in the due performance and observance of any of its obligations under Section 7.1.2 or under any other covenant which is impossible to remedy.

      Section 8.1.4. Non-Performance of Other Covenants and Obligations. Any Obligor shall default in the due performance and observance of any other agreement contained herein or in any other Loan Document executed by it, and such default shall continue unremedied for a period of ten Business Days after notice thereof shall have been given to such Obligor by the Agent or any Lender.

      Section 8.1.5. Default Under U.S. Credit Agreement. Any Event of Default (as defined in the U.S. Credit Agreement) or any replacement credit facility shall have occurred, and any or all of the Indebtedness of the Borrower thereunder shall have become due and payable in accordance with Sections 6.01 or 6.02 thereof (or similar section of any replacement credit facility).

      Section 8.1.6. Bankruptcy, Insolvency, etc. Any event or condition described in clause (f) of Section 6.01 of the U.S.
Credit Agreement (or similar provision of any replacement credit facility) shall have occurred and be continuing.

      Section 8.1.7. Impairment of Guaranty. The Guaranty shall, in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of Group, or Group shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability.

      Section 8.2. Action Upon Bankruptcy. If any Event of Default described in Section 8.1.6 shall occur, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other Obligations shall automatically be and become immediately due and payable, without notice or demand.

      Section 8.3. Action Upon Other Event of Default. If any Event of Default (other than any Event of Default described in Section 8.1.6) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Agent, upon the direction of the Required Lenders, shall by notice to the Borrower declare all or any portion of the outstanding principal amount of the Loans and other Obligations in respect of the Loans or otherwise to be due and payable and/or the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and/or, as the case may be, the Commitments shall terminate.

                           ARTICLE IX

                            THE AGENT

      Section 9.1. Actions. Each Lender hereby appoints Scotiabank as its Agent under and for purposes of this Agreement, the Notes and each other Loan Document. Each Lender authorizes the Agent to act on behalf of such Lender under this Agreement, the Notes and each other Loan Document and, in the absence of other written instructions from the Required Lenders received from time to time by the Agent (with respect to which the Agent agrees that it will comply, except as otherwise provided in this Section or as otherwise advised by counsel), to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto. Each Lender hereby indemnifies (which indemnity shall survive any termination of this Agreement) the Agent, pro rata according to such Lender's Percentage, from and against any and all liabilities, obligations, losses, damages, claims, costs or expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against, the Agent in any way relating to or arising out of this Agreement, the Notes and any other Loan Document, including reasonable attorneys' fees, and as to which the Agent is not reimbursed by the Borrower; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, claims, costs or expenses which are determined by a court of competent jurisdiction in a final proceeding to have resulted solely from the Agent's gross negligence or wilful misconduct. The Agent shall not be required to take any action hereunder, under the Notes or under any other Loan Document, or to prosecute or defend any suit in respect of this Agreement, the Notes or any other Loan Document, unless it is indemnified hereunder to its satisfaction. If any indemnity in favor of the Agent shall be or become, in the Agent's determination, inadequate, the Agent may call for additional indemnification from the Lenders and cease to do the acts indemnified against hereunder until such additional indemnity is given.

      Section 9.2. Copies, etc. The Agent shall give prompt notice to each Lender of each notice or request required or permitted to be given to the Agent by the Borrower pursuant to the terms of this Agreement (unless concurrently delivered to the Lenders by the Borrower). The Agent will distribute to each Lender each document or instrument received for its account and copies of all other communications received by the Agent from the Borrower for distribution to the Lenders by the Agent in accordance with the terms of this Agreement.

      Section 9.3. Exculpation. Neither the Agent nor any of its directors, officers, employees or agents shall be liable to any Lender for any action taken or omitted to be taken by it under this Agreement or any other Loan Document, or in connection herewith or therewith, except for its own wilful misconduct or gross negligence, nor responsible for any recitals or warranties herein or therein, nor for the effectiveness, enforceability, validity or due execution of this Agreement or any other Loan Document, or the validity, genuineness, enforceability, existence, value or sufficiency of any collateral security, nor to make any inquiry respecting the performance by the Borrower of its obligations hereunder or under any other Loan Document. Any such inquiry which may be made by the Agent shall not obligate it to make any further inquiry or to take any action. The Agent shall be entitled to rely upon advice of counsel concerning legal matters and upon any notice, consent, certificate, statement or writing which the Agent believes to be genuine and to have been presented by a proper Person.

      Section 9.4. Successor. The Agent may resign as such at any time upon at least 30 days' prior notice to the Borrower and all Lenders. If the Agent at any time shall resign, the Required Lenders may appoint another Lender as a successor Agent which shall thereupon become the Agent hereunder. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent's giving notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be one of the Lenders or a commercial banking institution organized under the laws of the U.S. (or any State thereof) or a U.S. branch or agency of a commercial banking institution, and having a combined capital and surplus of at least $100,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall be entitled to receive from the retiring Agent such documents of transfer and assignment as such successor Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation hereunder as the Agent, the provisions of

           (a) this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement; and

           (b) Section 10.3 and Section 10.4 shall continue to inure to its benefit.

      Section 9.5. Loans Made by Scotiabank. Scotiabank shall have the same rights and powers with respect to (x) the Loans made by it or any of its affiliates, and (y) the Notes held by it or any of its affiliates, as any other Lender and may exercise the same as if it were not the Agent. Scotiabank and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or affiliate of the Borrower as if Scotiabank were not the Agent hereunder.

      Section 9.6. Credit Decisions. Each Lender acknowledges that it has, independently of the Agent and each other Lender, and based on such Lender's review of the financial information of the Borrower, this Agreement, the other Loan Documents (the terms and provisions of which being satisfactory to such Lender) and such other documents, information and investigations as such Lender has deemed appropriate, made its own credit decision to extend its Commitment. Each Lender also acknowledges that it will, independently of the Agent and each other Lender, and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement or any other Loan Document.


                            ARTICLE X

                    MISCELLANEOUS PROVISIONS

      Section 10.1. Waivers, Amendments, etc. The provisions of this Agreement and of each other Loan Document may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Borrower and the Required Lenders; provided, however, that no such amendment, modification or waiver which would:

           (a) modify any requirement hereunder that any particular action be taken by all the Lenders or by the Required Lenders shall be effective unless consented to by each Lender;

           (b) modify this Section 10.1, change the definition of "Required Lenders", increase the Commitment Amount or the Percentage of any Lender, release the Guarantor from its obligations under the Guaranty, reduce any fees described in Article III or extend the Commitment Termination Date shall be made without the consent of each Lender and each holder of a Note;

           (c) extend the due date for, or reduce the amount of, any scheduled repayment or prepayment of principal of or interest on any Loan (or reduce the principal amount of or rate of interest on any Loan) shall be made without the consent of the holder of that Note evidencing such Loan; or

           (d) affect adversely the interests, rights or obligations of the Agent in its capacity as the Agent shall be made without consent of the Agent.

No failure or delay on the part of the Agent, any Lender or the holder of any Note in exercising any power or right under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on any Obligor in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Agent, any Lender or the holder of any Note under this Agreement or any other Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

      Section 10.2. Notices. All notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by Telex or by facsimile and addressed, delivered or transmitted to such party at its address, Telex or facsimile number set forth below its signature hereto or set forth in the Lender Assignment Agreement or at such other address, Telex or facsimile number as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by Telex or facsimile, shall be deemed given when transmitted (answer confirmed in the case of Telexes).

      Section 10.3. Payment of Costs and Expenses. The Borrower agrees to pay on demand all reasonable expenses of the Agent (including the reasonable fees and out-of-pocket expenses of counsel to the Agent and of local counsel, if any, who may be retained by counsel to the Agent) in connection with

           (a) the negotiation, preparation, execution and delivery of this Agreement and of each other Loan Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to this Agreement or any other Loan Document as may from time to time hereafter be required, whether or not the transactions contemplated hereby are consummated, and

           (b) the preparation and review of the form of any document or instrument relevant to this Agreement or any other Loan Document.

The Borrower covenants to pay on demand all reasonable costs and expenses of the Agent and the Lenders incurred in the enforcement of the Agent's or any Lender's rights under this Agreement and any Loan Document. All payments to be made to the Agent and the Lenders hereunder shall, subject to Section 4.6, be made for value on the date due and free of any withholding tax or levy, other than taxes imposed on the net income of the Agent or a Lender, and the Borrower covenants that such taxes or levies, other than as excepted, shall be paid by the Borrower. The provisions of this paragraph will survive payment in full hereunder.

      Section 10.4. Indemnification. In consideration of the execution and delivery of this Agreement by each Lender and the extension of the Commitments, the Borrower hereby indemnifies, exonerates and holds the Agent and each Lender and each of their respective officers, directors, employees and agents (collectively, the "Indemnified Parties") free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys' fees and disbursements (collectively, the "Indemnified Liabilities"), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to

           (a) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Loan; or

           (b) the entering into and performance of this Agreement and any other Loan Document by any of the Indemnified Parties (including any action brought by or on behalf of the Borrower as the result of any determination by the Required Lenders pursuant to Article V not to make any Credit Extension);

except for any such Indemnified Liabilities arising for the account of a particular Indemnified Party by reason of the relevant Indemnified Party's gross negligence or wilful misconduct.

      Section 10.5. Survival. The obligations of the Borrower under Sections 4.3, 4.4, 4.5, 4.6, 10.3 and 10.4, and the obligations of the Lenders under Section 9.1, shall in each case survive any termination of this Agreement, the payment in full of all Obligations and the termination of all Commitments. The representations and warranties made by the Borrower in this Agreement and in each other Loan Document shall survive the execution and delivery of this Agreement and each such other Loan Document.

      Section 10.6. Severability. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

      Section 10.7.  Headings.  The various headings of this
Agreement and of each other Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or such other Loan Document or any provisions hereof or thereof.

      Section 10.8. Execution in Counterparts, Effectiveness, etc. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be executed by the Borrower and the Agent and be deemed to be an original and all of which shall constitute together but one and the same agreement. This Agreement shall become effective when counterparts hereof executed on behalf of the Borrower and each Lender (or notice thereof satisfactory to the Agent) shall have been received by the Agent and notice thereof shall have been given by the Agent to the Borrower and each Lender.

      Section 10.9. Governing Law; Entire Agreement. THIS AGREEMENT, THE NOTES AND EACH OTHER LOAN DOCUMENT SHALL EACH BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK. This Agreement, the Notes and the other Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto.

      Section 10.10.  Successors and Assigns.  This Agreement
shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns;
provided, however, that:

           (a) the Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of the Agent and all Lenders; and

           (b) the rights of sale, assignment and transfer of the Lenders are subject to Section 10.11.

      Section 10.11.  Sale and Transfer of Loans and Notes;
Participations in Loans and Notes. Each Lender may assign, or sell participations in, its Loans and Commitments to one or more other Persons in accordance with this Section 10.11.

      Section 10.11.1.  Assignments.  Any Lender,

           (a) with the written consents of the Borrower and the Agent (which consents shall not be unreasonably delayed or withheld) may at any time assign and delegate to one or more commercial banks or other financial institutions; and

           (b) with notice to the Borrower and the Agent, but without the consent of the Borrower or the Agent, may assign and delegate to any of its affiliates or to any other Lender or any Lender under the U.S. Credit Agreement

(each Person described in either of the foregoing clauses as being the Person to whom such assignment and delegation is to be made, being hereinafter referred to as an "Assignee Lender"), all or a fraction of such Lender's total Loans and Commitments; provided, that after giving effect to such assignment or transfer, such Lender and its Assignee Lender shall each hold not less than $5,000,000 of Loans and/or Commitments; provided, further, that the Borrower shall not be required to pay an amount under Section 4.6 that is greater than the amount which it would have been required to pay had no assignment been made and further, provided, however, that, the Borrower and the Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned and delegated to an Assignee Lender until

           (c) written notice of such assignment and delegation, together with payment instructions, addresses and related information with respect to such Assignee Lender, shall have been given to the Borrower and the Agent by such Lender and such Assignee Lender,

           (d) such Assignee Lender shall have executed and delivered to the Borrower and the Agent a Lender Assignment
      Agreement, accepted by the Agent, and

           (e) the processing fees described below shall have been paid.

From and after the date that the Agent accepts such Lender Assignment Agreement, (x) the Assignee Lender thereunder shall be deemed automatically to have become a party hereto and to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee Lender in connection with such Lender Assignment Agreement, shall have the rights and obligations of a Lender hereunder and under the other Loan Documents, and (y) the assignor Lender, to the extent that rights and obligations hereunder have been assigned and delegated by it in connection with such Lender Assignment Agreement, shall be released from its obligations hereunder and under the other Loan Documents. Within five Business Days after its receipt of notice that the Agent has received an executed Lender Assignment Agreement with respect to the assignment of Loans, the Borrower shall execute and deliver to the Agent (for delivery to the relevant Assignee Lender) new Notes evidencing such Assignee Lender's assigned Loans and Commitments and, if the assignor Lender has Loans and Commitments hereunder, replacement Notes in the principal amount of the Loans and Commitments retained by the assignor Lender hereunder (such Notes to be in exchange for, but not in payment of, those Notes then held by such assignor Lender). Each such Note shall be dated the date of the predecessor Notes. The assignor Lender shall mark the predecessor Notes "exchanged" and deliver them to the Borrower. Accrued interest on that part of the predecessor Notes evidenced by the new Notes, and accrued fees, shall be paid as provided in the Lender Assignment Agreement. Accrued interest on that part of the predecessor Notes evidenced by the replacement Notes shall be paid to the assignor Lender. Accrued interest and accrued fees shall be paid at the same time or times provided in the predecessor Notes and in this Agreement. Such assignor Lender or such Assignee Lender must also pay a processing fee to the Agent upon delivery of any Lender Assignment Agreement in the amount of $2,500. Any attempted assignment and delegation not made in accordance with this Section 10.11.1 shall be null and void. Nothing in this Section shall prevent or prohibit any Lender from pledging its rights (but not its obligations to make Loans and to issue or participate in Letters of Credit) under this Agreement and/or its Loans and/or Notes hereunder to a Federal Reserve Bank in support of borrowing made by such Lender from such Federal Reserve Bank.

      Section 10.11.2. Participations. Any Lender may at any time sell to one or more commercial banks or other Persons (each of such commercial banks and other Persons being herein called a "Participant") participating interests in any of the Loans, Commitments, or other interests of such Lender hereunder; provided, however, that

           (a)  no participation contemplated in this
      Section 10.11 shall relieve such Lender from its Commitments or its other obligations hereunder or under any other Loan Document,

           (b) such Lender shall remain solely responsible for the performance of its Commitments and such other obligations,

           (c) the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and each of the other Loan Documents,

           (d) no Participant, unless such Participant is an affiliate of such Lender, or is itself a Lender, shall be entitled to require such Lender to take or refrain from taking any action hereunder or under any other Loan Document, except that such Lender may agree with any Participant that such Lender will not, without such Participant's consent, take any actions of the type described in clause (b) or (c) of Section 10.1, and

           (e) the Borrower shall not be required to pay any amount under Section 4.6 that is greater than the amount which it would have been required to pay had no participating interest been sold.

      Section 10.12. Other Transactions. Nothing contained herein shall preclude the Agent or any other Lender from engaging in any transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its affiliates in which the Borrower or such affiliate is not restricted hereby from engaging with any other Person.

      Section 10.13. Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE AGENT, THE LENDERS OR THE BORROWER SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE AGENT'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. THE PARTIES HERETO HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION.
THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT

PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT THE BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE BORROWER HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

      Section 10.14. Waiver of Jury Trial. THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE AGENT, THE LENDERS, THE ISSUER OR THE BORROWER. THE PARTIES HERETO ACKNOWLEDGE AND AGREE THAT THEY HAVE RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THE BORROWER ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENT, THE ISSUER AND THE LENDERS ENTERING INTO THIS AGREEMENT AND EACH SUCH OTHER LOAN DOCUMENT.

      Section 10.15. Usury Restraint. The provisions of this Agreement shall be subject to any applicable law, regulation, order, rule or direction (a "Usury Restraint") which prohibits or restricts the charging, receipt or retention of interest or other amounts at the rates and amounts set forth herein (the "Stated Rate") in excess (the "Excess") of the maximum rates or amount (the "Maximum Rate") stipulated in the Usury Restraint. The provisions of this Agreement shall not require the payment or permit the collection of interest in excess of the Maximum Rate from time to time. If the Lenders comply (whether or not required to do so at law) with such Usury Restraint then, to the extent permitted by law, a subsequent reduction in the Stated Rate below the Maximum Rate shall be deemed not to reduce the Stated Rate below the Maximum Rate until the total amount of interest and other amounts earned and retained, measured by a dollar amount, equals the amount of interest and other amounts which would have been earned and retained hereunder, inclusive of the Excess, measured by a dollar amount, if the Stated Rate had not been held at the Maximum Rate or any amount had not been refunded to the Borrower.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.




                             WARNACO INC.


                             By _________________________________
                                Title:

                             Address:  90 Park Avenue
                                       New York, New York  10016

                             Facsimile No.:  212-687-0480

                             Attention:  Chief Financial Officer




                             THE BANK OF NOVA SCOTIA,
                               as Agent


                             By _________________________________
                                Title:  Vice President

                             Address:  One Liberty Plaza
                                       New York, New York  10006

                             Facsimile No.:  212-225-5090

                             Attention:  Kevin Clark

    PERCENTAGE                          LENDERS


LOANS

100%                         THE BANK OF NOVA SCOTIA


                             By _________________________________
                                Title:  Vice President

                             Domestic
                             Office:  One Liberty Plaza
                                      New York, New York 10006

                             Facsimile No.: 212-225-5090
                             Attention:  Kevin Clark

                             LIBOR
                             Office:  One Liberty Plaza
                                      New York, New York 10006

                             Facsimile No.: 212-225-5090
                             Attention:  Kevin Clark
                                  -41-